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                                                                      Exhibit 99

                             A. H. Belo Corporation
          Unaudited Pro Forma Combined Condensed Statement of Earnings
                        Three Months Ended March 31, 1997
                    (in thousands, except per share amounts)



                                                                   Historical
                                          --------------------------------------------------
                                                        Providence
                                            A. H. Belo   Journal       Less:         Add:
                                           Corporation   Company       TVFN         KENS
                                           ----------- -----------  -----------   ----------
Net Operating Revenues
  Broadcasting                             $  92,002    $  28,421    $      --    $   6,175
  Newspaper Publishing                       137,179       19,590           --           --
  Other                                        3,521        4,351       (4,467)          --
                                           ---------    ---------    ---------    ---------

      Total Net Operating Revenues           232,702       52,362       (4,467)       6,175

Operating Costs and Expenses                 161,917       56,324       (8,841)       3,621
Depreciation                                  14,356        6,289         (353)         236
Amortization                                   8,978        3,080         (617)          --
                                           ---------    ---------    ---------    ---------
Earnings (Loss) From Operations               47,451      (13,331)       5,344        2,318

Interest Expense                             (13,447)      (2,700)          --           --
Other, Net                                     1,249       13,946         (898)          --
                                           ---------    ---------    ---------    ---------
Earnings (Loss) Before Income Taxes           35,253       (2,085)       4,446        2,318
Income Taxes                                  17,626         (509)       1,956          916
                                           ---------    ---------    ---------    ---------
Net Earnings (Loss)                        $  17,627    $  (1,576)   $   2,490    $   1,402
                                           =========    =========    =========    =========
Net Earnings Per Share (j):
                                           $     .38
                                           =========
Weighted Average Shares Outstanding           45,874
                                           =========





                                                                  Pro Forma
                                        ------------------------------------------------------------

                                          Elimination of      PJC          TVFN/KENS
                                              AHN(a)      Adjustments      Adjustments     Combined
                                        ----------------  -------------  -------------    ---------
Net Operating Revenues
  Broadcasting                             $      --    $          --    $          --    $ 126,598
  Newspaper Publishing                            --               --               --      156,769
  Other                                         (297)              --               --        3,108
                                           ---------    -------------    -------------    ---------
      Total Net Operating Revenues              (297)              --               --      286,475

Operating Costs and Expenses                  (8,069)              --               --      204,952
Depreciation                                    (305)             946b             559b      21,728
Amortization                                      --            4,725c           1,336f      17,502
                                           ---------    -------------    -------------    ---------
Earnings (Loss) From Operations                8,077           (5,671)          (1,895)      42,293

Interest Expense                                  --           (6,054)d         (1,211)g    (23,412)
Other, Net                                    (2,454)              --             (451)h     11,392
                                           ---------    -------------    -------------    ---------
Earnings (Loss) Before Income Taxes            5,623          (11,725)          (3,557)      30,273
Income Taxes                                      --           (2,800)e         (1,425)i     15,764
                                           ---------    -------------    -------------    ---------
Net Earnings (Loss)                        $   5,623    $      (8,925)   $      (2,132)   $  14,509
                                           =========    =============    =============    =========
Net Earnings Per Share (j):                                                               $     .23
                                                                                          =========
Weighted Average Shares Outstanding                                                          62,239
                                                                                          =========

See Notes to Pro Forma Combined Condensed Statements of Earnings



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                             A. H. Belo Corporation
                      Notes to Unaudited Pro Forma Combined
                        Condensed Statements of Earnings

NOTE 1:  GENERAL

The pro forma combined condensed statements of earnings reflect the acquisition of The Providence Journal Company and other significant transactions occurring during the period, as follows:

(i) Issuance of 25,395,000 shares of A. H. Belo Corporation (the "Company" or "Belo") Series A Common Stock at a price of $34.275 per share and the payment of $587,096,000 in cash to acquire all of the issued and outstanding shares of The Providence Journal Company ("PJC") effective February 28, 1997;

(ii) Exclusion of the operations of America's Health Network ("AHN"). The Company's interest in AHN was terminated effective July 31, 1997;

(iii) Purchase of KENS-TV in exchange for Belo's interest in Television Food Network ("TVFN") and $75 million in cash, effective October 15, 1997.


NOTE 2:  UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS

Pro forma adjustments giving effect to the PJC acquisition and the TVFN/KENS exchange in the unaudited pro forma combined condensed statements of earnings reflect the following:

(a)    Elimination of the results of operations of AHN. See Note 1 (ii).

(b) Depreciation of the step-up in basis to the fair market value for fixed assets acquired.

(c) Amortization of the excess of the purchase price over net tangible assets acquired, on a straight-line basis over 40 years, except for certain amounts attributable to newspaper subscriber lists, which are being amortized over 18 years. This adjustment is net of the elimination of the PJC historical amortization of excess acquisition costs over the values assigned to net tangible assets acquired in prior acquisitions.

(d) Increase in interest expense resulting from net borrowings incurred to finance a portion of the purchase price. The interest rate on borrowings is assumed to be 6.1%, Belo's weighted average borrowing rate during the period.

(e)    Income tax effect of PJC pro forma adjustments.

(f) Amortization of the excess of the KENS purchase price over net tangible assets acquired, on a straight-line basis over 40 years.

(g) Increase in interest expense resulting from net borrowings incurred to finance the cash portion of the KENS purchase price and subsequent working capital adjustments. The interest rate on borrowings is assumed to be 6.1%, Belo's weighted average borrowing rate during the period.

(h)    Reversal of TVFN minority interest included in the consolidated results.

(i)    Income tax effect of TVFN/KENS pro forma adjustments.

(j) Earnings per share based upon the weighted average number of shares of Belo common and common equivalent shares outstanding, including 25,395,000 shares of Series A Common Stock issued in connection with the acquisition, as if they had been issued at the beginning of the year.